PROSPECTUS SUPPLEMENT #2                        Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 31, 2001 and            Registration No. 333-47938
Prospectus Supplement dated October 31, 2001)

                           Consumers Funding LLC,
              $468,592,000 Securitization Bonds, Series 2001-1

         You should read this prospectus supplement in conjunction with the prospectus supplement dated October 31, 2001 and the prospectus dated October 31, 2001. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus and prospectus supplement dated October 31, 2001.

         The table on the cover of the prospectus supplement is replaced in its entirety by the table appearing below:


                  Initial                                                                             Expected          Final
                 Principal        Interest       Price to       Underwriting           Net             Final           Maturity
                  Amount            Rate          Public         Discounts           Proceeds         Payment            Date
                                                                                                        Date
              ---------------    ----------    ------------    --------------     --------------    ------------    --------------
Class A-1        $ 26,000,000        2.590%       99.99590%            0.370%       $ 25,902,845       4/20/2003         4/20/2005
Class A-2        $ 84,000,000        3.800%       99.99182%            0.462%       $ 83,605,169       4/20/2006         4/20/2008
Class A-3        $ 31,000,000        4.550%       99.95901%            0.662%       $ 30,782,193       4/20/2007         4/20/2009
Class A-4        $ 95,000,000        4.980%       99.96793%            0.782%       $ 94,226,753       4/20/2010         4/20/2012
Class A-5        $117,000,000        5.430%       99.97673%            0.817%       $116,017,004       4/20/2013         4/20/2015
Class A-6        $115,592,000        5.760%       99.98053%            0.897%       $114,532,754      10/20/2015        10/20/2016

Consider carefully the risk factors beginning on page 4 of the prospectus dated October 31, 2001 before buying the securitization bonds.

The securitization bonds represent obligations only of Consumers Funding LLC, which is the issuer, and are backed only by the assets of the issuer. The securitization bonds do not represent obligations of Consumers or of any agency or instrumentality of the State of Michigan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or of the prospectus and prospectus supplement dated October 31, 2001. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 5, 1999.